Exhibit 99.1

Contact: Charles A. Caswell Chief Financial Officer (704) 688-1112
FOR IMMEDIATE RELEASE
February 5, 2007
First Charter Reports Record Net Income of $48.2 Million for 2006
Fourth Quarter 2006 Highlights
•	Net Interest Margin Improves 7 Basis Points to 3.40%, Compared to 2006 Third Quarter

•	Record Net Interest Income of $36.7 Million; 12.7% Increase Over Same 2005 Period

•	Commercial Loan Average Balances Grow 31% Over 2005 Fourth Quarter, or $473 Million, on Charlotte and Raleigh Market Growth and GBC Bancorp, Inc. Acquisition

•	Solid Credit Quality Trends Continue; Nonaccrual Loans to Total Loans Remain at Record 23 bp

•	GBC Acquisition and Raleigh Market Expansion Transform Franchise

•	Record Customer Satisfaction Scores; 89% Rate “Very Satisfied” with First Charter
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported record net income of $48.2 million, or $1.51 per diluted share, for 2006. This compares with $25.3 million, or $0.82 per diluted share, for 2005. For the fourth quarter of 2006, net income was $12.4 million, or $0.37 per diluted share, compared to $12.8 million, or $0.41 per diluted share, for the 2006 third quarter, and a net loss of $8.3 million, or $0.27 per diluted share, for the 2005 fourth quarter.
The fourth quarter of 2006 was adversely affected by several items, including $0.7 million in expense incurred from the accelerated vesting of equity options, $0.3 million in merger-related expense, $0.2 million in employee separation expense, and a spike in First Charter’s tax rate to 36.4% arising from the sale of Southeastern Employee Benefits Services (SEBS).

President’s Comments
President and CEO Bob James commented, “2006 was an evolutionary year for First Charter. We made major investments in the growth markets of Raleigh and Atlanta, while paring back slower growth markets and non-core assets. This year we set records in net income, net interest income, several credit quality measures, and customer satisfaction scores. Our performance was driven by strong commercial loan growth, diligent expense control, excellent credit quality, and the dedicated efforts of all of our teammates.”
James added, “Despite all of this year’s significant accomplishments, we were disappointed recently at having to delay our earnings release. The combination of two significant transactions — the acquisition of GBC and the sale of SEBS — the advent of several new accounting standards, and a key vacancy in the leadership of our accounting area exposed certain weaknesses in our internal controls. Under the leadership of Chuck Caswell, our CFO, and the addition of Sheila Stoke, our recently hired Controller, I am confident we are working quickly to solidify the financial infrastructure to support our growth strategy.”
Record Net Interest Income — Net Interest Margin Expands 13 Basis Points Over 2005
The net interest margin, on a tax-equivalent basis, increased 13 basis points to 3.40% in the fourth quarter of 2006 from 3.27% in the fourth quarter of 2005. The margin improvement benefited, in part, from the addition of GBC’s higher-margin balance sheet and the continued benefits from previously disclosed balance sheet repositionings in the fourth quarter of 2005 and the third quarter of 2006. Net interest income, on a tax-equivalent basis, increased to $36.7 million, representing a $4.1 million, or 12.7%, increase over the fourth quarter of 2005.
Compared to the fourth quarter of 2005, earning-asset yields increased 103 basis points to 6.96%. This increase was driven by two factors. First, loan yields increased 99 basis points to 7.56% and securities yields increased 68 basis points to 4.84%. Second, the mix of higher-yielding (loan) assets improved as a result of the GBC acquisition, the balance sheet repositionings, and a smaller percentage of lower-yielding mortgage loans. The percentage of investment security average balances (which, on average, have lower yields than loans) to total earning asset average balances was reduced from 25.9% to 21.6% over the past year.
On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 104 basis points, compared to the fourth quarter of 2005. This was comprised of a 106 basis point increase in interest-bearing deposit costs to 3.73%, while other borrowing costs increased 112 basis points to 4.90%. During this period, the Federal Reserve raised the rate that banks can lend funds to each other (the Fed Funds rate) by 100 basis points. Also, as a result of the balance sheet repositionings, the percentage of higher-cost, other borrowings average balances was reduced from 31.3% to 28.1% of total interest-bearing liabilities average balances over the past year.
The net interest margin improved 7 basis points to 3.40% during the fourth quarter of 2006 from 3.33% in the preceding quarter. Several factors contributed to the margin improvement, including the addition of GBC’s higher-margin balance sheet, and a 28 basis point improvement in investment portfolio yields, offset somewhat by a more competitive deposit pricing environment and less consumer loan growth than planned.

Compared to the third quarter of 2006, earning-asset yields increased 26 basis points to 6.96%. This increase was driven by a 28 basis point improvement in securities yields and a 21 basis point improvement in loan yields.
The cost of interest-bearing liabilities increased 21 basis points to 4.06%. This was primarily the result of a 26 basis point increase in interest-bearing deposit costs and a 7 basis point increase in other borrowing costs.
Commercial Lending Leads Loan Growth
Total loan average balances for the 2006 fourth quarter increased $412 million, or 14.1%, to $3.3 billion, compared to $2.9 billion for the 2005 fourth quarter. Approximately $224 million of the increase was attributable to the GBC acquisition. Commercial loan growth drove the increase, rising by $473 million, or 31.4%, of which, $214 million was attributable to the GBC acquisition. The remainder reflected continued robust commercial lending in the Charlotte and Raleigh markets. Consumer loan average balances decreased $17 million and mortgage loan average balances decreased $44 million. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production in the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition. Cash flow from mortgage loan runoff contributed to financing higher yielding commercial loans.
Compared to the third quarter of 2006, total loan average balances grew $266 million, or 34.4% annualized. Approximately $224 million of this growth was attributable to the GBC acquisition, while the remainder resulted from organic commercial and construction loan growth. Consumer loan average balances fell $5 million during the fourth quarter, while mortgage loan average balances declined $9 million in the fourth quarter as part of the strategy mentioned above.
In late September 2006, First Charter’s previously announced sale of two financial centers was completed. This sale reduced total loan average balances by $0.4 million in the third quarter and third quarter period-end loan balances, primarily in consumer loans, by $8.1 million. The sale’s impact is included in the comparisons above.
Deposit Growth Boosted by GBC Acquisition
Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis at First Charter. For the fourth quarter of 2006, core deposit average balances increased $94 million, or 6.3%, compared to the fourth quarter of 2005. This includes overcoming the impact of First Charter’s sale of two financial centers in September 2006, which included the sale of $24 million of core deposits. Approximately $76 million of the core deposit average balance growth was attributable to the GBC acquisition. The total core deposit increase was primarily driven by a $41 million, or 7.1%, increase in money market average balances, a $29 million, or 6.2%, increase in interest checking and savings average balances, and a $23 million, or 5.5%, increase in noninterest-bearing demand deposit average balances. Of these increases, GBC contributed approximately $51 million to money market deposit average balances, $4 million to interest checking and saving average balances, and $21 million toward noninterest-bearing demand deposit balances.
Compared to the third quarter of 2006, core deposit average balances increased $38 million, or 9.8% annualized. This includes overcoming the impact of First Charter’s previously mentioned financial center sale in September 2006, which included the sale of $24 million of core deposits. The overall growth was primarily concentrated in money market and interest checking balances.
Certificate of deposit (CD) average balances for the fourth quarter of 2006 grew $143 million from the third quarter of 2006 and $219 million from the fourth quarter of 2005. Of this growth, approximately $159 million was attributable to the GBC acquisition. CD growth was also affected by the sale of $14 million of CDs in conjunction with the previously mentioned financial center sale.
Noninterest Income Increases
Historical noninterest income amounts have been restated to reflect the effect of reporting the previously announced sale of SEBS as a discontinued operation.
Noninterest income for the fourth quarter of 2006 was $17.5 million, up $0.4 million from $17.1 million for the third quarter of 2006. Comparisons to the fourth quarter of 2005 are distorted due to the impact of the charges taken in that quarter for First Charter’s previously discussed balance sheet repositioning. Contributing to the growth over the third quarter of 2006 were increases in deposit service revenue, bank owned life insurance, brokerage, insurance, and mortgage revenues.
For 2006, noninterest income was $68.3 million, a $21.5 million improvement, compared to $46.7 million for 2005. Net securities losses incurred in balance sheet repositionings contributed $10.9 million toward the increase. Additionally, Venture capital / SBIC investment gains contributed $4.3 million, gains from the sale of branches and other assets (excluding SEBS) contributed $1.6 million, additional debit and ATM fees contributed $1.7 million, deposit service revenue contributed $1.2 million, insurance revenue contributed $0.8 million, and mortgage revenue contributed $0.8 million. Partially offsetting this increase was an $0.8 million Bank Owned Life Insurance (BOLI) revenue decrease due to death benefits received in 2005 that did not recur in 2006.
GBC Acquisition, Raleigh Market Entry, and Equity-Based Compensation Costs Led to Higher Noninterest Expense
Historical noninterest expense amounts have been restated to reflect the effect of reporting the previously announced sale of SEBS as a discontinued operation.
Noninterest expense for the fourth quarter of 2006 was $33.7 million, up $4.1 million from $29.6 million in the third quarter of 2006. Additional expense from GBC contributed $1.8 million to the increase. On a linked-quarter basis, salaries and benefits expense increased $3.5 million, reflecting $1.1 million in additional expense from GBC personnel, $0.7 million from the accelerated expensing of stock options granted before 2006, and $0.4 million from a favorable revision to a medical reserve due to revised actuarial assumptions in the third quarter. Salaries and benefits expense included $0.2 million in severance expense, compared to $0.3 million in the 2006 third quarter. Occupancy and equipment expense increased $0.2 million from the third quarter due to a new loan platform being placed into service during the fourth quarter. Foreclosed properties expense increased by $0.2 million. Intangible amortization expense also increased by $0.2 million due to core deposit intangible amortization from the GBC acquisition.

On a year-over-year basis, total noninterest expense for the 2006 fourth quarter decreased $9.5 million to $33.7 million, compared to the fourth quarter of 2005. The 2005 fourth quarter included approximately $14.7 million of expense related to the previously discussed balance sheet repositioning. Raleigh-related expense totaled $1.3 million during the quarter, compared to $0.7 million in the fourth quarter of 2005. Salaries and employee benefits increased $3.8 million, compared to the fourth quarter of 2005, principally attributable to $1.1 million in GBC personnel-related expenses; $0.6 million from Raleigh personnel expense and investment and an additional $1.1 million from equity-based compensation, including option acceleration expense. Occupancy and equipment expense included $0.2 million of incremental Raleigh-related costs. Data processing expense increased $0.1 million on a year-over-year basis due to increased transaction volume. Marketing expense declined $0.5 million compared to the year-ago quarter.
Expensing equity-based compensation under FAS 123R and accelerated option expensing reduced diluted EPS by 2.0 cents and 5.7 cents in the 2006 fourth quarter and full year, respectively. Earnings in 2005 were only minimally affected by restricted stock expense.
For full-year 2006, noninterest expense decreased $3.3 million to $124.7 million, compared to 2005. The 2006 results include $5.0 million in expenses related to Raleigh.
Salaries and benefits expense for 2006 increased $7.5 million, compared to the 2005 full-year period, of which approximately $2.0 million was due to additional personnel in the Raleigh market and $1.1 million was attributable to the GBC acquisition. Equity-based compensation expense totaled $2.8 million, while increased incentive-based compensation contributed $1.2 million toward the increase in salaries and employee benefits. These increases were partially offset by a $1.1 million expense associated with a legacy employee benefit plan in the second quarter of 2005, which did not recur in 2006.
Professional services expense rose $0.7 million, reflecting an increase in outsourced services. Data processing expense increased $0.6 million as a result of increased ATM and debit transaction costs. Occupancy and equipment expense increased $1.6 million due to additional financial center lease and depreciation costs, of which approximately $1.1 million was related to additional Raleigh financial centers. These increases were partially offset by certain corporate fixed assets becoming fully depreciated in the third and fourth quarters of 2006 and no longer being expensed.
First Charter’s efficiency ratio was 62.3% in the fourth quarter of 2006, compared with 52.4% in the third quarter of 2006 and 58.9% in the fourth quarter of 2005. The fourth quarter 2006 efficiency ratio was adversely impacted by $0.7 million in costs associated with the accelerated vesting of stock options, $0.3 million in direct GBC acquisition-related costs, and $0.2 million in severance expenses.
Normalized Income Tax Rate Affects Year-Over-Year Comparisons
The effective tax rate for the fourth quarter of 2006 was 36.4%, compared with 33.0% in the preceding quarter and 40.0% in the fourth quarter of 2005. The 2005 fourth quarter was significantly affected by charges incurred for the previously mentioned balance sheet repositioning, while the 2006 fourth quarter is adversely affected by the tax gain recognized from the sale of SEBS and additional revenue related to the GBC acquisition. For the full years of 2006 and 2005, the effective tax rate was 34.4% and 26.7%, respectively.

Raleigh Growth Continues to Exceed Expectations
In October 2005 and mid-February 2006, the Corporation expanded into the Raleigh, North Carolina market with the opening of one and three de novo financial centers, respectively.
At December 31, 2006, Raleigh-related loans totaled $133.8 million, exceeding First Charter’s original business case, and represented a $25.7 million increase in balances from September 30, 2006. Deposit balances in Raleigh were $31.8 million at the end of the 2006 fourth quarter.
“Our progress in Raleigh is highly encouraging,” James commented. “While it will take us some time to become well-known throughout this market, our Raleigh team is working hard to position First Charter as a strong banking option for individuals and businesses. Based on this year’s successes, we opened our fifth financial center in Raleigh on January 29, 2007.”
As previously disclosed, the expense associated with the Raleigh initiative was front-end loaded and was ahead of revenue during 2006. For the fourth quarter of 2006, Raleigh-related expense (net of revenue), including marketing expenses, totaled $0.4 million. This negatively impacted diluted EPS by 0.8 cents during the quarter and is an improvement compared to 1.2 cents in the third quarter of 2006. For 2006, Raleigh-related net expenses were $3.1 million. This negatively impacted diluted EPS by 6.4 cents on a full year basis.
Solid Credit Quality
Credit quality continues to be very strong, with net charge-offs of 0.08% of average portfolio loans in the fourth quarter of 2006, compared to 0.13% in the prior quarter and 0.39% in the fourth quarter of 2005. For the full-year 2006, net charge-offs were 0.11%, compared to 0.27% in 2005.
Nonperforming assets were $14.4 million at December 31, 2006, representing a $1.7 million increase from $12.7 million at September 30, 2006 and a $1.5 million decline from $15.9 million at December 31, 2005. Nonperforming assets as a percentage of total portfolio loans and other real estate owned were 0.41% at December 31, 2006, unchanged from September 30, 2006 and down from 0.54% December 31, 2005.
The allowance for loan losses was $34.5 million, or 0.99%, as a percentage of portfolio loans at December 31, 2006, a modest increase from 0.97% at September 30, 2006 and 0.98% at December 31, 2005. The provision for loan losses was $1.0 million for the 2006 fourth quarter, while net charge-offs were $0.7 million for the period. For the same year-ago period, the provision for loan losses was $1.8 million and net charge-offs were $2.9 million. For the full-year 2006, the provision for loan losses was $4.8 million, compared with $9.3 million for 2005. Net charge-offs for the full year of 2006 were $3.3 million, compared to $7.5 million for 2005. The Corporation’s addition of GBC’s loan portfolio as well as First Charter’s credit migration trends led to the higher allowance for loan loss ratio.
The Corporation’s provision for loan losses and allowance for loan losses is based on consideration of specific loans, past loan loss experience, and other factors that, in management’s judgment, deserve current recognition in estimating probable loan losses. Other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.

Balance Sheet Strength and Capital Management
At December 31, 2006, total assets were $4.9 billion compared with $4.2 billion a year ago. The increase was attributable to the acquisition of GBC, First Charter’s organic growth and the $60.1 million increase in goodwill generated from the GBC purchase. At December 31, 2006, total deposits were $3.2 billion, including core deposits of $1.6 billion.
Shareholders’ equity was $450.9 million, or 9.28% of total assets, compared with $323.6 million, or 7.65%, a year ago. Tangible common equity as a percentage of tangible assets was 7.66% at December 31, 2006, compared to 7.17% at December 31, 2005, and 7.58% at September 30, 2006.
Shares outstanding rose from approximately 31.2 million at September 30, 2006 to 34.9 million on December 31, 2006. Of the 3.7 million increase in outstanding shares, approximately 3.1 million were attributable to First Charter Corporation’s acquisition of GBC and 0.5 million were attributable to a concentrated exercise of legacy stock options granted by First Charter as part of its acquisition of HFNC Financial Corp. (Home Federal) in 1998.
There were no repurchases of the Corporation’s common stock during 2006. First Charter has previously-granted authority to repurchase up to 1.6 million shares of its common stock.
Effectiveness of Internal Controls
During the process of producing the fourth quarter and year-end financial results, management identified several deficiencies in its internal controls. Management believes that, collectively, these deficiencies may constitute a material weakness in its internal controls relating to the financial accounting process. First Charter does not expect this to have any impact on its historical financial statements.
Management is in the process of completing its annual assessment of internal controls. Should a conclusion on a material weakness in the Corporation’s internal controls be determined, management will disclose this in its report contained in its Form 10-K for 2006.
Conference Call
First Charter Corporation’s executive management will host a conference call at 9:00 a.m. (ET) on Tuesday, February 6, 2007 to discuss the fourth quarter 2006 financial results. Interested parties may access the conference call by dialing 800-379-3953 (domestic) or 706-679-5254 (international), using the pass code of 3822040. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The earnings release and the conference call slide presentation will also be accessible via the Company’s Web site, www.firstcharter.com, under the Investor Relations section. A replay of the conference call will be available from 2:00 p.m. (ET) on February 6, 2007, until midnight (ET) on February 13, 2007. The replay will be accessible by calling 800-642-1687 (domestic) or 706-645-9291 (international), using the pass code of 3822040. An audio replay will also be available on the Company’s Web site under the Investor Relations section for 30 days.

Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank and Gwinnett Banking Company. First Charter operates 58 financial centers, four insurance offices, and 139 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.
For more information about First Charter, visit the Company’s Web site at www.firstcharter.com or call 800-601-8471.
Forward-Looking Statements
This news release contains forward-looking statements with respect to the financial condition and results of operations of First Charter Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives, including the recent balance sheet initiatives, are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; and (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time.

First Charter Corporation
Financial Highlights

Quarter Ended	For the Calendar Year
(Dollars in thousands, except per share data)	12/31/06	12/31/05	2006	2005

EARNINGS
Total revenue (1)	$54,127	$31,846	$204,330	$173,957
Earnings
Income (loss) from continuing operations, net of tax	12,502	(8,280)	48,153	25,175
Income (loss) from discontinued operations, net of tax	(87)	(50)	33	136
Net income (loss)	12,415	(8,330)	48,186	25,311
Diluted earnings per share
Income (loss) from continuing operations, net of tax	0.37	(0.27)	1.51	0.82
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss)	0.37	(0.27)	1.51	0.82

PERFORMANCE RATIOS
Return on average assets (2)	1.06%	(0.77)%	1.10%	0.56%
Return on average equity (2)	11.98	(10.21)	13.56	7.86
Net interest margin (2)	3.40	3.27	3.37	3.05
Efficiency (3)	62.3	58.9	59.3	59.4

AVERAGE BALANCE SHEET
Portfolio loans, net	$3,336,563	$2,924,064	$3,092,801	$2,788,755
Loans held for sale	10,757	8,131	9,019	6,956
Securities	924,773	1,028,477	920,961	1,361,507
Earning assets	4,284,735	3,969,620	4,033,031	4,164,969
Assets	4,666,860	4,303,821	4,371,932	4,489,083
Core deposits	1,568,539	1,475,036	1,510,767	1,362,109
Deposits	3,151,120	2,838,566	2,925,506	2,740,742
Other borrowings	1,054,550	1,099,350	1,049,165	1,375,910
Shareholders’ equity	411,265	323,753	355,333	322,226

ASSET QUALITY MEASURES
Nonaccrual loans as a percentage of total portfolio loans	0.23%	0.37%	0.23%	0.37%
Nonperforming assets as a percentage of total assets	0.30	0.38	0.30	0.38
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.41	0.54	0.41	0.54
Net charge-offs as a percentage of average portfolio loans (2)	0.08	0.39	0.11	0.27
Allowance for loan losses as a percentage of portfolio loans	0.99	0.98	0.99	0.98
Ratio of allowance for loan losses to:
Net charge-offs (2)	13.38	x	2.53	x	10.58	x	3.84	x
Nonaccrual loans	4.36	2.66	4.36	2.66

(1)	Tax-equivalent net interest income plus noninterest income. Excludes the results of discontinued operations

(2)	Annualized

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations

First Charter Corporation
Quarterly Earnings Release

	As of / Year Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/06	12/31/05	Amount	Percentage

BALANCE SHEET
Assets:
Cash and due from banks	$87,771	$119,080	$(31,309)	(26.3)%
Federal funds sold	10,515	2,474	8,041	325.0
Interest-earning bank deposits	4,541	3,998	543	13.6
Securities available for sale	906,415	899,111	7,304	0.8
Loans held for sale	12,292	6,447	5,845	90.7
Portfolio loans
Commercial and construction	2,129,582	1,531,398	598,184	39.1
Mortgage (1)	618,142	660,720	(42,578)	(6.4)
Consumer (1)	737,342	753,800	(16,458)	(2.2)

Total portfolio loans	3,485,066	2,945,918	539,148	18.3
Unearned income	(13)	(173)	160	(92.5)
Allowance for loan losses	(34,501)	(28,725)	(5,776)	20.1

Portfolio loans, net	3,450,552	2,917,020	533,532	18.3
Premises and equipment, net	111,588	106,773	4,815	4.5
Goodwill and other intangible assets	85,068	21,897	63,171	288.5
Other assets	190,674	155,620	35,054	22.5

Total Assets	$4,859,416	$4,232,420	$626,996	14.8%

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$454,975	$429,758	$25,217	5.9%
Interest checking and savings	531,821	488,115	43,706	9.0
Money market	620,699	559,865	60,834	10.9
Retail certificates of deposit	1,223,252	916,569	306,683	33.5
Brokered certificates of deposit	417,381	405,172	12,209	3.0

Total deposits	3,248,128	2,799,479	448,649	16.0
Other borrowings
Retail	97,707	170,094	(72,387)	(42.6)
Wholesale short-term	513,197	340,621	172,576	50.7
Wholesale long-term	487,794	557,859	(70,065)	(12.6)

Total other borrowings	1,098,698	1,068,574	30,124	2.8
Other liabilities	61,692	40,772	20,920	51.3

Total liabilities	4,408,518	3,908,825	499,693	12.8
Total shareholders’ equity	450,898	323,595	127,303	39.3

Total Liabilities and Shareholders’ Equity	$4,859,416	$4,232,420	$626,996	14.8%

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,092,801	$2,788,755	$304,046	10.9%
Loans held for sale	9,019	6,956	2,063	29.7
Securities	920,961	1,361,507	(440,546)	(32.4)
Earning assets	4,033,031	4,164,969	(131,938)	(3.2)
Assets	4,371,932	4,489,083	(117,151)	(2.6)
Noninterest-bearing demand	432,560	398,158	34,402	8.6
Interest checking and savings	488,320	466,969	21,351	4.6
Money market deposits	589,887	496,982	92,905	18.7
Core deposits	1,510,767	1,362,109	148,658	10.9
Retail certificates of deposit	993,631	968,750	24,881	2.6
Brokered certificates of deposit	421,108	409,882	11,226	2.7
Deposits	2,925,506	2,740,741	184,765	6.7
Other borrowings	1,049,165	1,375,910	(326,745)	(23.7)
Interest-bearing liabilities	3,542,111	3,718,494	(176,383)	(4.7)
Shareholders’ equity	355,333	322,226	33,107	10.3

	As of / Quarter Ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

MISCELLANEOUS INFORMATION
Common stock prices
High	$25.15	$24.82	$25.50	$25.13	$$26.95
Low	23.05	22.93	23.02	23.11	22.04
End of period	24.60	24.06	24.53	24.70	23.66
Book value	12.91	11.30	10.83	10.77	10.53
Tangible book value	10.48	10.59	10.12	10.07	9.82
Market capitalization	859,086,661	750,693,245	763,383,927	765,067,507	727,235,906
Weighted average shares — basic	33,268,542	31,056,059	31,058,858	30,859,461	30,678,743
Weighted average shares — diluted	33,706,378	31,426,563	31,339,325	31,153,338	30,678,743
End of period shares outstanding	34,922,222	31,200,883	31,120,421	30,974,393	30,736,936

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassified to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

BALANCE SHEET
Assets:
Cash and due from banks	$87,771	$76,215	$115,557	$95,382	$119,080
Federal funds sold	10,515	33,690	2,347	2,706	2,474
Interest-earning bank deposits	4,541	2,999	13,432	3,745	3,998
Securities available for sale	906,415	899,120	884,370	900,424	899,111
Loans held for sale	12,292	10,923	8,382	8,719	6,447
Portfolio loans
Commercial and construction	2,129,582	1,740,072	1,690,508	1,616,944	1,531,398
Mortgage (1)	618,142	623,271	637,705	650,001	660,720
Consumer (1)	737,342	728,477	744,133	744,143	753,800

Total portfolio loans	3,485,066	3,091,820	3,072,346	3,011,088	2,945,918
Unearned income	(13)	(37)	(58)	(125)	(173)
Allowance for loan losses	(34,501)	(29,919)	(29,520)	(29,505)	(28,725)

Portfolio loans, net	3,450,552	3,061,864	3,042,768	2,981,458	2,917,020
Premises and equipment, net	111,588	106,918	107,244	107,298	106,773
Goodwill and other intangible assets	85,068	22,088	22,025	21,746	21,897
Other assets	190,674	170,851	167,149	161,878	155,620

Total Assets	$4,859,416	$4,384,668	$4,363,274	$4,283,356	$4,232,420

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$454,975	$452,853	$449,732	$422,184	$429,758
Interest checking and savings	531,821	495,788	508,587	500,392	488,115
Money market	620,699	583,346	611,886	587,516	559,865
Retail certificates of deposit	1,223,252	997,366	972,395	877,769	916,569
Brokered certificates of deposit	417,381	425,501	446,202	412,485	405,172

Total deposits	3,248,128	2,954,854	2,988,802	2,800,346	2,799,479
Other borrowings
Retail	97,707	85,902	102,839	121,740	170,094
Wholesale short-term	513,197	258,086	250,041	339,201	340,620
Wholesale long-term	487,794	687,810	642,827	642,843	557,859

Total other borrowings	1,098,698	1,031,798	995,707	1,103,784	1,068,573
Other liabilities	61,692	45,442	41,830	45,599	40,772

Total liabilities	4,408,518	4,032,094	4,026,339	3,949,729	3,908,824
Total shareholders’ equity	450,898	352,574	336,935	333,627	323,596

Total Liabilities and Shareholders’ Equity	$4,859,416	$4,384,668	$4,363,274	$4,283,356	$4,232,420

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,336,563	$3,070,286	$3,021,005	$2,939,233	$2,924,064
Loans held for sale	10,757	8,792	9,810	6,675	8,131
Securities	924,773	923,293	921,026	914,759	1,028,477
Earning assets	4,284,735	4,013,745	3,960,835	3,868,518	3,969,620
Assets	4,666,860	4,338,371	4,276,335	4,203,273	4,303,821
Noninterest-bearing demand	447,269	441,329	427,923	412,720	424,118
Interest checking and savings	498,906	489,562	488,276	476,275	469,594
Money market deposits	622,364	599,952	561,005	575,601	581,324
Core deposits	1,568,539	1,530,843	1,477,204	1,464,596	1,475,036
Retail certificates of deposit	1,154,268	1,016,415	906,672	894,059	930,395
Brokered certificates of deposit	428,313	422,789	406,321	426,977	433,135
Deposits	3,151,120	2,970,047	2,790,197	2,785,632	2,838,566
Other borrowings	1,054,550	984,504	1,108,734	1,049,529	1,099,350
Interest-bearing liabilities	3,758,401	3,513,222	3,471,008	3,422,441	3,513,798
Shareholders’ equity	411,265	344,073	335,979	328,763	323,753

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassified to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/06	12/31/05	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$75,107	$59,231	$15,876	26.8%
Interest expense	38,441	26,710	11,731	43.9

Tax-equivalent net interest income	36,666	32,521	4,145	12.7
Provision for loan losses	1,021	1,795	(774)	(43.1)

Tax-equivalent NII after provision for loan losses	35,645	30,726	4,919	16.0
Noninterest income	17,461	(675)	18,136	n/m
Noninterest expense	33,729	43,249	(9,520)	(22.0)

Income (loss) from continuing operations before income taxes and tax-equivalent adjustment	19,377	(13,198)	32,575	(246.8)
Tax-equivalent adjustment	651	592	59	10.0
Income tax expense (benefit)	6,224	(5,510)	11,734	(213.0)

Income (loss) from continuing operations, net of tax	12,502	(8,280)	20,782	(251.0)
Discontinued operations:
Income (loss) from discontinued operations	(162)	(83)	(79)	95.2
Gain on sale	962	—	962	100.0
Income tax expense (benefit)	887	(33)	920	n/m

Income (loss) from discontinued operations, net of tax	(87)	(50)	(37)	74.0

Net income (loss)	$12,415	$(8,330)	$20,745	(249.0)%

Effective tax rate (1)	36.4%	40.0%

PER COMMON SHARE
Basic earnings per share (2)
Income (loss) from continuing operations, net of tax	$0.38	$(0.27)	$0.65	(240.7)%
Income (loss) from discontinued operations, net of tax	—	—	—	100.0
Net income (loss)	0.37	(0.27)	0.64	(236.3)
Diluted earnings per share (2)
Income (loss) from continuing operations, net of tax	$0.37	$(0.27)	$0.64	(237.0)%
Income (loss) from discontinued operations, net of tax	—	—	—	100.0
Net income (loss)	0.37	(0.27)	0.64	(236.3)
Average shares
Basic	33,268,542	30,678,743
Diluted	33,706,378	30,678,743
Dividends paid	$0.195	$0.190	$0.005	2.6%

PERFORMANCE RATIOS
Return on average assets (3)	1.06%	(0.77)%
Return on average equity (3)	11.98	(10.21)
Net interest margin (3)	3.40	3.27
Efficiency (4)	62.3	58.9

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$—	$(16,671)
Equity method investment gains (losses), net	12	(68)
Property sale gains, net	49	571
Noninterest expense
Separation agreements	228	—
Merger-related costs	302	—
Fixed asset correction	—	(1,386)
Accelerated vesting of stock options	665	—
Debt extinguishment expense	—	6,884
Derivative termination costs	—	7,770

DISCONTINUED OPERATIONS
Noninterest income	$444	$714
Noninterest expense	606	797

Income (loss) from discontinued operations	(162)	(83)
Gain on sale	962	—
Income tax expense (benefit)	887	(33)

Income (loss) from discontinued operations, net of tax	$(87)	$(50)

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations

(2)	Due to rounding, earnings per share on continuing and discontinued operations may not sum to earnings per share on net income

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations

(4)	Annualized

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

INCOME STATEMENT
Tax-equivalent interest income
Loans	$63,764	$56,958	$54,167	$50,306	$48,505
Securities	11,193	10,528	10,054	9,851	10,646
Other	150	148	97	75	80

Tax-equivalent interest income	75,107	67,634	64,318	60,232	59,231
Interest expense
Deposits	25,412	22,131	18,343	16,562	16,245
Other	13,029	11,996	12,752	10,994	10,465

Total interest expense	38,441	34,127	31,095	27,556	26,710

Tax-equivalent net interest income	36,666	33,507	33,223	32,676	32,521
Provision for loan losses	1,021	1,405	880	1,519	1,795

Tax-equivalent net interest income after provision for loan losses	35,645	32,102	32,343	31,157	30,726
Noninterest income
Service charges on deposits	7,442	7,353	7,469	6,698	7,191
Wealth management	725	729	693	700	645
Securities gains (losses), net	—	(5,860)	32	—	(16,671)
Gain on sale of deposits and loans	—	2,825	—	—	—
Equity method investment gains (losses), net	12	3,415	11	545	(68)
Mortgage services	1,016	902	916	808	789
Gain on sale of small business administration loans	126	—	—	—	—
Brokerage services	932	847	692	711	636
Insurance services	3,160	2,974	2,898	4,334	2,994
Bank-owned life insurance	1,123	722	850	827	859
Property sale gains, net	49	408	107	81	571
ATM, debit, and merchant fees	2,198	2,182	2,117	1,898	1,810
Other	678	628	611	674	569

Total noninterest income	17,461	17,125	16,396	17,276	(675)
Noninterest expense
Salaries and employee benefits	19,504	16,020	16,297	17,154	15,690
Occupancy and equipment	4,396	4,217	4,826	4,705	3,338
Data processing	1,441	1,469	1,448	1,410	1,370
Marketing	972	1,255	1,196	1,288	1,447
Postage and supplies	1,191	1,179	1,282	1,182	1,130
Professional services	2,210	2,440	2,258	1,903	2,243
Telephone	561	556	513	563	563
Amortization of intangibles	330	115	107	102	107
Foreclosed properties	262	21	418	54	55
Debt extinguishment expense	—	—	—	—	6,884
Derivative termination costs	—	—	—	—	7,770
Other	2,862	2,337	2,297	2,334	2,652

Total noninterest expense	33,729	29,609	30,642	30,695	43,249

Income (loss) from continuing operations before income taxes and tax-equivalent adjustment	19,377	19,618	18,097	17,738	(13,198)
Tax-equivalent adjustment	651	549	576	586	592
Income tax expense (benefit)	6,224	6,288	6,005	5,798	(5,510)

Income (loss) from continuing operations, net of tax	12,502	12,781	11,516	11,354	(8,280)
Discontinued operations:
Income (loss) from discontinued operations	(162)	—	50	148	(83)
Gain on sale	962	—	—	—	—
Income tax expense (benefit)	887	—	20	58	(33)

Income (loss) from discontinued operations, net of tax	(87)	—	30	90	(50)

Net income (loss)	$12,415	$12,781	$11,546	$11,444	$(8,330)

Effective tax rate (1)	36.4%	33.0%	34.3%	33.9%	40.0%

PER COMMON SHARE
Basic earnings per share (2)
Income (loss) from continuing operations, net of tax	$0.38	$0.41	$0.37	$0.37	$(0.27)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—
Net income (loss)	0.37	0.41	0.37	0.37	(0.27)
Diluted earnings per share (2)
Income (loss) from continuing operations, net of tax	$0.37	$0.41	$0.37	$0.36	$(0.27)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—
Net income (loss)	0.37	0.41	0.37	0.37	(0.27)
Dividends paid	0.195	0.195	0.190	0.190	0.190

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations

(2)	Due to rounding, earnings per share on continuing and discontinued operations may not sum to earnings per share on net income

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

PERFORMANCE RATIOS
Return on average assets (1)	1.06%	1.17%	1.08%	1.10%	(0.77)%
Return on average equity (1)	11.98	14.74	13.78	14.12	(10.21)
Net interest margin (1)	3.40	3.33	3.36	3.40	3.27
Efficiency (2)	62.3	52.4	61.8	61.5	58.9
Noninterest income as a percentage of total revenue (3)	32.26	33.82	33.04	34.59	(2.12)
Equity as a percentage of total assets	9.28	8.04	7.72	7.79	7.65
Tangible equity as a percentage of total tangible assets (4)	7.66	7.58	7.25	7.32	7.17
Leverage capital	9.40	9.19	9.17	9.14	8.67
Tier 1 capital (5)	10.57	11.19	11.20	11.22	11.20
Total risk-based capital (5)	11.42	12.04	12.04	12.08	12.06

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$—	$(5,860)	$32	$—	$(16,671)
Gain on sale of deposits and loans	—	2,825	—	—	—
Equity method investment gains (losses), net	12	3,415	11	545	(68)
Property sale gains, net	49	408	107	81	571
Bank-owned life insurance	—	(271)	—	—	—
Noninterest expense
Separation agreements	228	342	—	105	—
Merger-related costs	302	—	—	—	—
Fixed asset correction	—	—	—	—	(1,386)
Accelerated vesting of stock options	665	—	—	—	—
Prepayment costs on borrowings	—	—	—	—	6,884
Derivative termination costs	—	—	—	—	7,770

DISCONTINUED OPERATIONS
Noninterest income	$444	$759	$844	$965	$714
Noninterest expense	606	759	794	817	797

Income (loss) from discontinued operations	(162)	—	50	148	(83)
Gain on sale	962	—	—	—	—
Income tax expense (benefit)	887	—	20	58	(33)

Income (loss) from discontinued operations, net of tax	$(87)	$—	$30	$90	$(50)

(1)	Annualized

(2)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations

(3)	Total revenue equals tax-equivalent net income plus noninterest income. Excludes the results of discontinued operations

(4)	Excludes goodwill and other intangible assets

(5)	Fourth quarter 2006 regulatory capital ratios are based upon preliminary data

First Charter Corporation
Quarterly Earnings Release

	For the Calendar Year		Increase (Decrease)
(Dollars in thousands, except per share data)	2006	2005	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$267,291	$226,941	$40,350	17.8%
Interest expense	131,219	99,722	31,497	31.6

Tax-equivalent net interest income	136,072	127,219	8,853	7.0
Provision for loan losses	4,825	9,343	(4,518)	(48.4)

Tax-equivalent NII after provision for loan losses	131,247	117,876	13,371	11.3
Noninterest income	68,258	46,738	21,520	46.0
Noninterest expense	124,675	127,971	(3,296)	(2.6)

Income (loss) from continuing operations before income taxes and tax-equivalent adjustment	74,830	36,643	38,187	104.2
Tax-equivalent adjustment	2,362	2,336	26	1.1
Income tax expense (benefit)	24,315	9,132	15,183	166.3

Income (loss) from continuing operations, net of tax	48,153	25,175	22,978	91.3
Discontinued operations:
Income (loss) from discontinued operations	36	224	(188)	(83.9)
Gain on sale	962	—	962	100.0
Income tax expense (benefit)	965	88	877	996.6

Income (loss) from discontinued operations, net of tax	33	136	(103)	(75.7)

Net income	$48,186	$25,311	$22,875	90.4%

Effective tax rate (1)	34.4%	26.7%

PER COMMON SHARE
Basic earnings per share (2)
Income (loss) from continuing operations, net of tax	1.53	$0.83	$0.70	84.3%
Income (loss) from discontinued operations, net of tax	—	—	—	100.0
Net income (loss)	1.53	0.83	0.70	84.3
Diluted earnings per share (2)
Income (loss) from continuing operations, net of tax	1.51	$0.82	$0.69	84.1%
Income (loss) from discontinued operations, net of tax	—	—	—	100.0
Net income (loss)	1.51	0.82	0.69	84.1
Average shares
Basic	31,525,366	30,457,573
Diluted	31,922,828	30,784,406
Dividends paid	$0.775	$0.760	$0.015	2.0%

PERFORMANCE RATIOS
Return on average assets (3)	1.10%	0.56%
Return on average equity (3)	13.56	7.86
Net interest margin (3)	3.37	3.05
Efficiency (4)	59.30	59.40

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$(5,828)	$(16,690)
Gain on sale of deposits and loans	2,825	—
Equity method investment gains (losses), net	3,983	(271)
Property sale gains, net	645	1,853
Bank-owned life insurance	(271)	925
Noninterest expense
Employee benefit plan modification	—	1,079
Separation agreements	675	1,010
Merger-related costs	302	—
Financial management charge	—	166
Fixed asset correction	—	(1,386)
Accelerated vesting of stock options	665	—
Debt extinguishment expense	—	6,884
Derivative termination costs	—	7,770

DISCONTINUED OPERATIONS
Noninterest income	$3,012	$3,475
Noninterest expense	2,976	3,251

Income (loss) from discontinued operations	36	224
Gain on sale	962	—
Income tax expense (benefit)	965	88

Income (loss) from discontinued operations, net of tax	$33	$136

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations

(2)	Due to rounding, earnings per share on continuing and discontinued operations may not sum to earnings per share on net income

(3)	Annualized

(4)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations

First Charter Corporation
Quarterly Earnings Release

As of / Quarter Ended
(Dollars in thousands)	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

ASSET QUALITY
Allowance for Loan Losses
Beginning balance	$29,919	$29,520	$29,505	$28,725	$29,788
Allowance of acquired company	4,211	—	—	—	—
Provision for loan losses	1,021	1,405	880	1,519	1,795
Charge-offs	(907)	(1,307)	(1,135)	(1,229)	(3,021)
Recoveries	257	301	270	490	163

Net charge-offs	(650)	(1,006)	(865)	(739)	(2,858)

Ending balance	$34,501	$29,919	$29,520	$29,505	$28,725

Nonperforming Assets
Nonaccrual loans	$7,918	$7,090	$7,763	$9,211	$10,811
Loans 90 days or more past due accruing interest	—	—	—	—	—

Total nonperforming loans	7,918	7,090	7,763	9,211	10,811
Other real estate	6,477	5,601	5,902	6,072	5,124

Total nonperforming assets	$14,395	$12,691	$13,665	$15,283	$15,935

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.23%	0.23%	0.25%	0.31%	0.37%
Nonperforming assets as a percentage of total assets	0.30	0.29	0.31	0.36	0.38
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.41	0.41	0.44	0.51	0.54
Net charge-offs as a percentage of average portfolio loans (1)	0.08	0.13	0.11	0.10	0.39
Allowance for loan losses as a percentage of portfolio loans	0.99	0.97	0.96	0.98	0.98
Ratio of allowance for loan losses to:
Net charge-offs (1)	13.38	x	7.50	x	8.51	x	9.84	x	2.53	x
Nonaccrual loans	4.36	4.22	3.80	3.20	2.66

As of / Year Ended	Increase (Decrease)
12/31/06	12/31/05	Amount	Percentage
Allowance for Loan Losses
Beginning balance	$28,725	$26,872	$1,853	6.9%
Allowance of acquired company	4,211	—	4,211	100.0
Provision for loan losses	4,825	9,343	(4,518)	(48.4)
Charge-offs	(4,578)	(8,652)	4,074	(47.1)
Recoveries	1,318	1,162	156	13.4

Net charge-offs	(3,260)	(7,490)	4,230	(56.5)

Ending balance	$34,501	$28,725	$5,776	20.1%

Asset Quality Ratios
Net charge-offs as a percentage of average portfolio loans (1)	0.11%	0.27%
Ratio of allowance for loan losses to net charge-offs (1)	10.58	x	3.84	x

Quarter Ended
12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

YIELDS / RATES (1)
Interest income
Loans and loans held for sale	7.56%	7.35%	7.17%	6.91%	6.57%
Securities	4.84	4.56	4.37	4.31	4.16

Yield on earning assets	6.96	6.70	6.51	6.29	5.93
Interest expense
Interest-bearing deposits	3.73	3.47	3.11	2.83	2.67
Retail borrowings	2.82	1.94	2.81	2.44	1.88
Wholesale borrowings	5.11	5.11	4.88	4.50	3.99

Cost of total borrowings	4.90	4.83	4.61	4.25	3.78

Cost of interest-bearing liabilities	4.06	3.85	3.59	3.27	3.02

Interest rate spread	2.90	2.85	2.92	3.02	2.91

Net yield on earning assets	3.40%	3.33%	3.36%	3.40%	3.27%

(1)	Annualized